THE REGISTERED HOLDER OF THIS PURCHASE OPTION BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS PURCHASE OPTION EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS PURCHASE OPTION AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE OPTION FOR A PERIOD OF ONE YEAR FOLLOWING THE EFFECTIVE DATE (DEFINED BELOW) TO ANYONE OTHER THAN (I) PALI CAPITAL, INC. (“PALI”), OR AN UNDERWRITER OR A SELECTED DEALER IN CONNECTION WITH THE OFFERING, OR (II) A BONA FIDE OFFICER OR PARTNER OF PALI OR OF ANY SUCH UNDERWRITER OR SELECTED DEALER.

THIS PURCHASE OPTION IS NOT EXERCISABLE PRIOR TO THE LATER OF THE CONSUMMATION BY INTERNATIONAL BRANDS MANAGEMENT GROUP LTD. (THE “COMPANY”) OF A MERGER, CAPITAL STOCK EXCHANGE, ASSET ACQUISITION OR OTHER SIMILAR BUSINESS COMBINATION WITH ONE OR MORE DOMESTIC OR FOREIGN OPERATING BUSINESSES (“BUSINESS COMBINATION”) (AS DESCRIBED MORE FULLY IN THE COMPANY’S REGISTRATION STATEMENT (DEFINED HEREIN)) OR _________, 2009. VOID AFTER 5:00 P.M. NEW YORK CITY LOCAL TIME, ____________, 2013.

UNIT PURCHASE OPTION

FOR THE PURCHASE OF

1,250,000 UNITS

OF

INTERNATIONAL BRANDS MANAGEMENT GROUP LTD.

1. PURCHASE OPTION.

THIS CERTIFIES THAT, in consideration of $100.00 duly paid by or on behalf of Pali or its designee (“HOLDER”), as registered owner of this Purchase Option, to International Brands Management Group Ltd. (“COMPANY”), Holder is entitled, at any time or from time to time upon the later of the consummation of a Business Combination and _______, 2009 (“COMMENCEMENT DATE”), and at or before 5:00 p.m., New York City local time, ________, 2013 (“EXPIRATION DATE”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to 1,250,000 units (“UNITS”) of the Company, each Unit consisting of one share of common stock of the Company, par value $0.0001 per share (“COMMON SHARE(S)”), and one warrant (“WARRANT(S)”) expiring four years from the effective date (“EFFECTIVE DATE”) of the registration statement (“REGISTRATION STATEMENT”) pursuant to which Units are offered for sale to the public (“OFFERING”). Each Warrant is the same as the warrants included in the Units being registered for sale to the public by way of the Registration Statement (“PUBLIC WARRANTS”), including the exercise price of $6.00 per share. If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Purchase Option may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Purchase Option. This Purchase Option is initially exercisable at $10.00 per Unit so purchased; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Option, including the exercise price per Unit and the number of Units (and Common Shares and Warrants) to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context.

2. EXERCISE.

2.1 EXERCISE FORM. In order to exercise this Purchase Option, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Purchase

Option and payment of the Exercise Price for the Units being purchased payable in cash, by wire transfer of immediately available funds or by certified check or official bank check. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., New York City local time, on the Expiration Date this Purchase Option shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2 LEGEND. Each certificate for the securities purchased under this Purchase Option shall bear a legend as follows unless such securities have been registered under the Securities Act of 1933, as amended (“ACT”):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (“Act”) or applicable state law. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law.”

2.3 CASHLESS EXERCISE.

2.3.1 DETERMINATION OF AMOUNT. In lieu of the payment of the Exercise Price multiplied by the number of Units for which this Purchase Option is exercisable (and in lieu of being entitled to receive Common Shares and Warrants) in the manner required by Section 2.1, the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Purchase Option into Units (the “CONVERSION RIGHT”) as follows: upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of Common Shares and Warrants comprising that number of Units equal to the quotient obtained by dividing (x) the “Value” (as defined below) of the portion of the Purchase Option being converted by (y) the Current Market Value (as defined below) of the portion of the Purchase Option being converted. The “VALUE” of the portion of the Purchase Option being converted shall equal the remainder derived from subtracting (a) (i) the Exercise Price multiplied by (ii) the number of Units underlying the portion of this Purchase Option being converted from (b) the CURRENT MARKET VALUE of a Unit multiplied by the number of Units underlying the portion of the Purchase Option being converted. As used herein, the term “CURRENT MARKET VALUE” per Unit at any date means: (A) in the event that neither the Units nor Warrants are still trading, the remainder derived from subtracting (x) the exercise price of the Warrants multiplied by the number of Common Shares issuable upon exercise of the Warrants underlying one Unit from (y) (i) the Current Market Price of the Common Shares multiplied by (ii) the number of Common Shares underlying one Unit, which shall include the Common Shares underlying the Warrants included in such Unit; (B) in the event that the Units, Common Shares and Warrants are still trading, (i) if the Units are listed on a national securities exchange or quoted on the Nasdaq Global Market, Nasdaq Capital Market or NASD OTC Bulletin Board (or successor such as the Bulletin Board Exchange), the last sale price of the Units in the principal trading market for the Units as reported by the exchange, Nasdaq or the NASD, as the case may be, on the last trading day preceding the date in question; or (ii) if the Units are not listed on a national securities exchange or quoted on the Nasdaq Global Market, Nasdaq Capital Market or the NASD OTC Bulletin Board (or successor exchange), but are traded in the residual over-the-counter market, the closing bid price for Units on the last trading day preceding the date in question for which such quotations are reported by the Pink Sheets, LLC or similar publisher of such quotations; and (C) in the event that the Units are not still trading but the Common Shares and Warrants underlying the Units are still trading, the Current Market Price of the Common Shares plus the product of (x) the Current Market Price of the Warrants and (y) the number of Common Shares underlying the Warrants included in one Unit. The “CURRENT MARKET PRICE” shall mean (i) if the Common Shares (or Warrants, as the case may be) are listed on a national securities exchange or quoted on the Nasdaq Global Market, Nasdaq Capital Market or NASD OTC Bulletin Board (or successor such as the Bulletin Board Exchange), the last sale price of the Common Shares (or Warrants) in the principal trading market for the Common Shares as reported by the exchange, Nasdaq or the NASD, as the case may be, on the last trading day preceding the date in question; (ii) if the Common Shares (or Warrants, as the case may be) are not listed on a national securities exchange or quoted on the Nasdaq Global Market, Nasdaq Capital Market or the NASD OTC Bulletin Board (or successor exchange), but are traded in the residual over-the-counter market, the closing bid price for the Common Shares (or Warrants) on the last trading day preceding the date in question for which such quotations are reported by the Pink Sheets, LLC or similar publisher of such quotations; and (iii) if the fair market value of the Common Shares cannot be determined pursuant to clause (i) or (ii) above, such price as the Board of Directors of the Company shall determine, in good faith.

2.3.2 MECHANICS OF CASHLESS EXERCISE. The Conversion Right may be exercised by the Holder on any business day on or after the Commencement Date and not later than the Expiration Date by delivering the Purchase Option with the duly executed exercise form attached hereto with the cashless exercise section completed to the Company, exercising the Conversion Right and specifying the total number of Units the Holder will purchase pursuant to such Conversion Right.

2.3.3 WARRANT EXERCISE. Any warrants underlying the Units shall be issued pursuant to and subject to the terms and conditions set forth in the Warrant Agreement, dated as of ______________, 2008, between the Company and Continental Stock Transfer & Trust Company, acting as Warrant Agent (the “WARRANT AGREEMENT”); provided, that the exercise price of the Warrants shall be as set forth herein.

3. TRANSFER.

3.1 GENERAL RESTRICTIONS. The registered Holder of this Purchase Option, by its acceptance hereof, agrees that it will not sell, transfer, assign, pledge or hypothecate this Purchase Option or its underlying shares for a period of one year following the Effective Date to anyone other than (i) Pali or an underwriter or a selected dealer in connection with the Offering, or (ii) a bona fide officer or partner of Pali or of any such underwriter or selected dealer. On and after the first anniversary of the Effective Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Purchase Option and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five business days transfer this Purchase Option on the books of the Company and shall execute and deliver a new Purchase Option or Purchase Options of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Units purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2 RESTRICTIONS IMPOSED BY THE ACT. The securities evidenced by this Purchase Option shall not be transferred unless and until (i) the Company has received an opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company (the Company hereby agreeing that the opinion of McDermott Will & Emery LLP shall be deemed satisfactory evidence of the availability of an exemption), or (ii) a registration statement or a post-effective amendment to the Registration Statement relating to such securities has been filed by the Company and declared effective by the Securities and Exchange Commission (the “COMMISSION”) and compliance with applicable state securities law has been established.

4. NEW PURCHASE OPTIONS TO BE ISSUED.

4.1 PARTIAL EXERCISE OR TRANSFER. Subject to the restrictions in Section 3 hereof, this Purchase Option may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Option for cancellation, together with the duly executed exercise or assignment form and except in the case of an exercise of this Purchase Option contemplated by Section 2.3 hereof, funds sufficient to pay any Exercise Price and/or transfer tax, the Company shall cause to be delivered to the Holder without charge a new Purchase Option of like tenor to this Purchase Option in the name of the Holder evidencing the right of the Holder to purchase the number of Units purchasable hereunder as to which this Purchase Option has not been exercised or assigned.

4.2 LOST CERTIFICATE. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Option and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Purchase Option of like tenor and date. Any such new Purchase Option executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5. REGISTRATION RIGHTS.

5.1 DEMAND REGISTRATION.

5.1.1 GRANT OF RIGHT. The Company, upon written demand (“INITIAL DEMAND NOTICE”) of the Holder(s) of at least 51% of the Purchase Options and/or the underlying Units and/or the underlying securities (“MAJORITY HOLDERS”), agrees to register (the “DEMAND REGISTRATION”) under the Act, all or any portion of the Purchase Options requested by the Majority Holders in the Initial Demand Notice and all of the securities underlying such Purchase Options, including the Units, Common Shares, the Warrants and the Common Shares underlying the Warrants (collectively, the “REGISTRABLE SECURITIES”). On such occasion, the Company will file a registration statement or a post-effective amendment to the Registration Statement covering the Registrable Securities within sixty days after receipt of the Initial Demand Notice and use its best efforts to have such registration statement or post-effective amendment declared effective as soon as possible thereafter. The demand for registration may be made at any time during a period of five years beginning on the Effective Date. The Initial Demand Notice shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of the Purchase Options and/or Registrable Securities of the demand within ten days from the date of the receipt of any such Initial Demand Notice. Each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “DEMANDING HOLDER”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 5.1.4. The Company shall not be obligated to effect more than an aggregate of two Demand Registrations under this Section 5.1 in respect of the Registrable Securities.

5.1.2 EFFECTIVE REGISTRATION. A registration will not count as a Demand Registration until the registration statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such registration statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the registration statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering.

5.1.3 UNDERWRITTEN OFFERING. If the Majority Holders so elect and such holders so advise the Company as part of the Initial Demand Notice, the offering of such Registrable

Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Majority Holders.

5.1.4 REDUCTION OF OFFERING. If the managing underwriter or underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Common Shares or other securities which the Company desires to sell and the Common Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “MAXIMUM NUMBER OF SHARES”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “PRO RATA”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Common Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Common Shares or other securities registrable pursuant to the terms of the Registration Rights Agreement between the Company and the initial investors in the Company, dated as of _______, 2008 (the “REGISTRATION RIGHTS AGREEMENT” and such registrable securities, the “INVESTOR SECURITIES”) as to which “piggy-back” registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii), and (iii), the Common Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

5.1.5 WITHDRAWAL. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the underwriter or underwriters of their request to withdraw prior to the effectiveness of the registration statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 5.1.

5.1.6 TERMS. The Company agrees to use its reasonable best efforts to qualify or register the Registrable Securities in such states as are reasonably requested by the Majority Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a state in which such registration would cause (i) the Company to be obligated to qualify to do business in such state, or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (ii) the principal shareholders of the Company to be obligated to escrow their shares of share capital of the Company. The Company shall cause any registration statement or post-effective amendment filed pursuant to the demand rights granted under Section 5.1.1 to remain effective for a period of nine consecutive months from the effective date of such registration statement or post-effective amendment, which period shall be extended by the number of days in such period that the Company has advised the Demanding Holders cannot sell their Registrable Securities under the registration statement.

5.2 PIGGY-BACK REGISTRATION.

5.2.1 PIGGY-BACK RIGHTS. If at any time during the seven year period commencing on the Effective Date the Company proposes to file a registration statement under the Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 5.1), other than a registration statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within ten days following receipt of such notice (a “PIGGY-BACK REGISTRATION”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggy-Back Registration.

5.2.2 REDUCTION OF OFFERING. If the managing underwriter or underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of Common Shares which the Company desires to sell, taken together with Common Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 5.2, and the Common Shares, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a) If the registration is undertaken for the Company’s account: (A) first, the Common Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Common Shares or other securities, if any, comprised of Registrable Securities and Investor Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (A) and (B), the Common Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

(b) If the registration is a “demand” registration undertaken at the demand of holders of Investor Securities, (A) first, the Common Shares or other securities for the account of the demanding persons, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Common Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares; and

(c) If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities or of Investor Securities, (A) first, the Common Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Common Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively the Common Shares or other securities comprised of Registrable Securities and Investor Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof and of the Registration Rights Agreement, as applicable, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

5.2.3 WITHDRAWAL. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the registration statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a registration statement at any time prior to the effectiveness of the Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 5.2.4.

5.2.4 TERMS. In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding Registrable Securities with not less than fifteen days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holders shall continue to be given for each applicable registration statement filed (during the period in which the Purchase Option is exercisable) by the Company until such time as all of the Registrable Securities have been registered and sold. The Holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice, within ten days of the receipt of the Company’s notice of its intention to file a registration statement. The Company shall cause any registration statement filed pursuant to the above “piggyback” rights to remain effective for at least nine months from the date that the Holders of the Registrable Securities are first given the opportunity to sell all of such securities.

5.3 NO NET-CASH SETTLEMENT OR DAMAGES UPON FAILURE OF REGISTRATION. In no event shall the registered Holder of this Purchase Option and the Warrants underlying the Purchase Option be entitled to (i) net-cash settlement of this Purchase Option or the Warrants underlying the Purchase Option, regardless of whether any or all of the Registrable Securities have been registered by the Company pursuant to an effective registration statement, or (ii) receive any damages if any or all of the Registrable Securities have not been registered by the Company pursuant to an effective registration statement, subject to the requirement that the Company use its best efforts to have a registration statement or post-effective amendment filed pursuant to this Section declared effective as soon as possible after receiving the Initial Demand Notice. In the event there is no effective registration statement related to the issuance or exercise of the Warrants contained within the Units, that portion of the Units may not be exercised by the Holder and therefore may expire and be worthless.

5.4 GENERAL TERMS.

5.4.1 REGISTRATION EXPENSES. The Company shall bear all costs and expenses incurred in connection with any Demand Registration or any Piggy-Back Registration, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective or whether any or all Demanding Holders of Registrable Securities withdraw from any Registration Statement, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities; (vi) NASD fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters; (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

5.4.2 INDEMNIFICATION. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“EXCHANGE ACT”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim whatsoever whether arising out of any action between the underwriter and the Company or between the underwriter and any third party or otherwise) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the underwriters contained in Section 5 of the Underwriting Agreement between the Company, Pali and the other underwriters named therein dated the Effective Date. The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 5 of the Underwriting Agreement pursuant to which the underwriters have agreed to indemnify the Company.

5.4.3 EXERCISE OF PURCHASE OPTIONS. Nothing contained in this Purchase Option shall be construed as requiring the Holder(s) to exercise their Purchase Options or Warrants underlying such Purchase Options prior to or after the initial filing of any registration statement or the effectiveness thereof.

5.4.4 DOCUMENTS DELIVERED TO HOLDERS. The Company shall furnish Pali, as representative of the Holders participating in any of the foregoing offerings, a signed counterpart, addressed to the participating Holders, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under any underwriting agreement related thereto), and (ii) a “cold comfort” letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company’s financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities. The Company shall also deliver promptly to Pali, as representative of the Holders participating in the offering, the correspondence and memoranda described below and copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit Pali, as representative of the Holders, to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc. (“NASD”). Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as Pali, as representative of the Holders, shall reasonably request. The Company shall not be required to disclose any confidential information or other records to Pali, as representative of the Holders, or to any other person, until and unless such persons shall have entered into reasonable confidentiality agreements (in form and substance reasonably satisfactory to the Company), with the Company with respect thereto.

5.4.5 UNDERWRITING AGREEMENT. The Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by any Holders whose Registrable Securities are being registered pursuant to this Section 5, which managing underwriter shall be reasonably acceptable to the Company. Such agreement shall be reasonably satisfactory in form and substance to the Company, each Holder and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders and their intended methods of distribution. Such Holders, however, shall agree to such covenants and indemnification and contribution obligations for selling shareholders as are customarily contained in agreements of that type used by the managing underwriter. Further, such Holders shall execute appropriate custody agreements and otherwise cooperate fully in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to this Section 5. Each Holder shall also furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

5.4.6 RULE 144 SALE. Notwithstanding anything contained in this Section 5 to the contrary, the Company shall have no obligation pursuant to Sections 5.1 or 5.2 for the registration of Registrable Securities held by any Holder (i) where such Holder would then be entitled to sell under Rule 144 within any three-month period (or such other period prescribed under Rule 144 as may be provided by amendment thereof) all of the Registrable Securities then held by such Holder, and (ii) where the number of Registrable Securities held by such Holder is within the volume limitations under paragraph (e) of Rule 144 (calculated as if such Holder were an affiliate within the meaning of Rule 144).

5.4.7 SUPPLEMENTAL PROSPECTUS. Each Holder agrees, that upon receipt of any notice from the Company of the happening of any event as a result of which the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such Holder will immediately discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of a supplemental or amended prospectus, and, if so desired by the Company, such Holder shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of such destruction) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

6. ADJUSTMENTS.

6.1 ADJUSTMENTS TO EXERCISE PRICE AND NUMBER OF SECURITIES. The Exercise Price and the number of Units underlying the Purchase Option shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1 SHARE DIVIDENDS - SPLIT-UPS. If after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Common Shares is increased by a share dividend payable in Common Shares or by a split-up of Common Shares or other similar event, then, on the effective date thereof, the number of Common Shares underlying each of the Units purchasable hereunder shall be increased in proportion to such increase in outstanding shares. In such case, the number of Common Shares, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants. For example, if the Company declares a two-for-one share dividend and at the time of such dividend this Purchase Option is for the purchase of one Unit at $10.00 per whole Unit (each Warrant underlying the Units is exercisable for $6.00 per share), upon effectiveness of the dividend, this Purchase Option will be adjusted to allow for the purchase of one Unit at $10.00 per Unit, each Unit entitling the holder to receive two Common Shares and two Warrants (each Warrant exercisable for $3.00 per share).

6.1.2 EXTRAORDINARY DIVIDEND. If the Company, at any time while this Purchase Option is outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock (or other shares of the Company’s capital stock receivable upon exercise of the Purchase Option), other than (i) as described in Sections 6.1.1, 6.1.3 or 6.1.4, (ii) regular quarterly or other periodic dividends, (iii) in connection with the conversion rights of the holders of Common Stock upon consummation of the Company’s initial Business Combination or (iv) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non-excluded event being referred to herein as an

“Extraordinary Dividend”), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend.

6.1.3 AGGREGATION OF SHARES. If after the date hereof, and subject to the provisions of Section 6.3, the number of outstanding Common Shares is decreased by a consolidation, combination or reclassification of Common Shares or other similar event, then, on the effective date thereof, the number of Common Shares underlying each of the Units purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares. In such case, the number of Common Shares, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants.

6.1.4 REPLACEMENT OF SECURITIES UPON REORGANIZATION, ETC. In case of any reclassification or reorganization of the outstanding Common Shares other than a change covered by Section 6.1.1 or 6.1.3 hereof or that solely affects the par value of such Common Shares, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Common Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Option shall have the right thereafter (until the expiration of the right of exercise of this Purchase Option) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Common Shares of the Company obtainable upon exercise of this Purchase Option and the underlying Warrants immediately prior to such event; and if any reclassification also results in a change in Common Shares covered by Section 6.1.1 or 6.1.3, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.3 and this Section 6.1.4. The provisions of this Section 6.1.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

6.1.5 CHANGES IN FORM OF PURCHASE OPTION. This form of Purchase Option need not be changed because of any change pursuant to this Section, and Purchase Options issued after such change may state the same Exercise Price and the same number of Units as are stated in the Purchase Options initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Purchase Options reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.1.6 ADJUSTMENTS OF WARRANTS. To the extent the price of the Warrants are lowered pursuant to Section 3.1 of the Warrant Agreement, dated ____________, 2008, between the Company and Continental Stock Transfer & Trust Company (the “WARRANT AGREEMENT”) the price of the Warrants underlying the Purchase Option shall be reduced on identical percentage terms. To the extent the duration of the Warrants is extended pursuant to Section 3.2 of the Warrant Agreement, the duration of the Warrants underlying the Purchase Option shall be extended on identical terms.

6.2 SUBSTITUTE PURCHASE OPTION. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Shares), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental Purchase Option providing that the holder of each Purchase Option then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such

Purchase Option) to receive, upon exercise of such Purchase Option, the kind and amount of shares and other securities and property receivable upon such consolidation or merger, by a holder of the number of Common Shares of the Company for which such Purchase Option might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental Purchase Option shall provide for adjustments which shall be identical to the adjustments provided in Section 6. The above provision of this Section shall similarly apply to successive consolidations or mergers.

6.3 ELIMINATION OF FRACTIONAL INTERESTS. The Company shall not be required to issue certificates representing fractions of Common Shares or Warrants upon the exercise of the Purchase Option, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down to the nearest whole number of Warrants, Common Shares or other securities, properties or rights.

7. RESERVATION AND LISTING. The Company shall at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issuance upon exercise of the Purchase Options or the Warrants underlying the Purchase Option, such number of Common Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Purchase Options and payment of the Exercise Price therefor, all Common Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. The Company further covenants and agrees that upon exercise of the Warrants underlying the Purchase Options and payment of the respective Warrant exercise price therefor, all Common Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. As long as the Purchase Options shall be outstanding, the Company shall use its best efforts to cause all (i) Units and Common Shares issuable upon exercise of the Purchase Options, (iii) Warrants issuable upon exercise of the Purchase Options and (iv) Common Shares issuable upon exercise of the Warrants included in the Units issuable upon exercise of the Purchase Option to be listed (subject to official notice of issuance) on all securities exchanges (or, if applicable on the Nasdaq Global Market, Capital Market, OTC Bulletin Board or any successor trading market) on which the Units, the Common Shares or the Public Warrants issued to the public in connection herewith may then be listed and/or quoted.

8. CERTAIN NOTICE REQUIREMENTS.

8.1 HOLDER’S RIGHT TO RECEIVE NOTICE. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Purchase Options and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other shareholders of the Company at the same time and in the same manner that such notice is given to the shareholders.

8.2 EVENTS REQUIRING NOTICE. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, or (ii) the Company shall offer to all the holders of its Common Shares any additional shares of share capital of the Company or securities convertible into or exchangeable for shares of share capital of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3 NOTICE OF CHANGE IN EXERCISE PRICE. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“PRICE NOTICE”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s President and Chief Financial Officer.

8.4 TRANSMITTAL OF NOTICES. All notices, requests, consents and other communications under this Purchase Option shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or private courier service: (i) if to the registered Holder of the Purchase Option, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to the following address or to such other address as the Company may designate by notice to the Holders:

International Brands Management Group Ltd.

25 East 22nd Street

New York, New York 10010

Attn: David Chu, Chief Executive Officer

Facsimile: (212) 277-6402

9. MISCELLANEOUS.

9.1 AMENDMENTS. The Company and Pali may from time to time supplement or amend this Purchase Option without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Pali may deem necessary or desirable and that the Company and Pali deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2 HEADINGS. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Option.

9.3 ENTIRE AGREEMENT. This Purchase Option (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Option) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4 BINDING EFFECT. This Purchase Option shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Option or any provisions herein contained.

9.5 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Purchase Option shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Option shall be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

9.6 WAIVER, ETC. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Option shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Option or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Option. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Option shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non- fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach or non-compliance.

9.7 EXECUTION IN COUNTERPARTS. This Purchase Option may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

9.8 EXCHANGE AGREEMENT. As a condition of the Holder’s receipt and acceptance of this Purchase Option, Holder agrees that, at any time prior to the complete exercise of this Purchase Option by Holder, if the Company and Pali enter into an agreement (“EXCHANGE AGREEMENT”) pursuant to which they agree that all outstanding Purchase Options will be exchanged for securities or cash or a combination of both, then Holder shall agree to such exchange and become a party to the Exchange Agreement.

IN WITNESS WHEREOF, the Company has caused this Purchase Option to be signed by its duly authorized officer as of the ____ day of __________ 2008.

INTERNATIONAL BRANDS MANAGEMENT GROUP LTD.

By:
Name:
Title:

Form to be used to exercise Purchase Option:

International Brands Management Group Ltd.

25 East 22nd Street

New York, New York 10010

Attn: David Chu, Chief Executive Officer

Facsimile: (212) 277-6402

Date:_________________, 20__

The undersigned hereby elects irrevocably to exercise all or a portion of the within Purchase Option and to purchase ____ Units of International Brands Management Group Ltd. and hereby makes payment of $____________ (at the rate of $____ per Unit) in payment of the Exercise Price pursuant thereto. Please issue the Common Shares and Warrants as to which this Purchase Option is exercised in accordance with the instructions given below.

or

The undersigned hereby elects irrevocably to convert its right to purchase _________ Units purchasable under the within Purchase Option by surrender of the unexercised portion of the attached Purchase Option (with a “Value” of $_______ based on a “Market Price” of $_______). Please issue the securities comprising the Units as to which this Purchase Option is exercised in accordance with the instructions given below.

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the purchase option in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name

(Print in Block Letters)

Address

Form to be used to assign Purchase Option:

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Purchase Option):

FOR VALUE RECEIVED,______________________________________________ does hereby sell, assign and transfer unto___________________________________________ the right to purchase __________ Units of International Brands Management Group Ltd. (“COMPANY”) evidenced by the within Purchase Option and does hereby authorize the Company to transfer such right on the books of the Company.

Dated:___________________, 20__

Signature

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the purchase option in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).